FOR IMMEDIATE RELEASE CONTACT: EDWARD F. CRAWFORD

PARK-OHIO HOLDINGS CORP.
(216) 692-7200

Park-Ohio Reports Substantially Increased Sales and Profit
in Third Quarter 2004

CLEVELAND, OHIO, October 28, 2004 — Park-Ohio Holdings Corp. (NASDAQ:PKOH), today announced results for its third quarter ended September 30, 2004.

NINE MONTHS RESULTS

Park-Ohio reported net income of $16.5 million or $1.48 per share dilutive for the first nine months of 2004, a 217% increase on net income of $5.2 million or $.48 per share dilutive in the same period of 2003. Park Ohio reported net sales of $594.2 million for the first nine months of 2004, a 29% increase on sales of $461.6 million in the same period of 2003.

THIRD QUARTER RESULTS

Park-Ohio reported net income of $4.0 million or $.36 per share dilutive for the third quarter of 2004, compared to net income of $0.1 million or $.01 per share dilutive in the same period of 2003. Park Ohio reported net sales of $200.9 million for third quarter 2004, a 37% increase on sales of $146.8 million in the same quarter of 2003.

Edward F. Crawford, Chairman and Chief Executive Officer, stated, “We continue to benefit from increased revenue and lower operating expenses. The operations of the newly-acquired Amcast Components Group have been successfully integrated with our General Aluminum division.”

A conference call reviewing Park-Ohio’s third quarter results will be broadcast live over the Internet on Friday, October 29, commencing at 10:00 am EDT. Simply log on to http://www.pkoh.com.

Park-Ohio is a leading provider of supply chain logistics services, and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 32 supply chain logistics facilities.

This news release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from expectations are the cyclical nature of the vehicular industry, timing of cost reductions, labor availability and stability, changes in economic and industry conditions, adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities, the uncertainties of environmental, litigation or corporate contingencies, and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$200,875	$146,830	$594,154	$461,596
Cost of products sold	169,549	125,078	498,938	389,588

Gross profit	31,326	21,752	95,216	72,008
Selling, general and administrative expenses	19,876	15,008	57,329	45,707

Operating income	11,450	6,744	37,887	26,301
Interest expense	6,510	6,512	18,842	19,964

Income before income taxes	4,940	232	19,045	6,337
Income taxes	949	144	2,575	1,116

Net income	$3,991	$88	$16,470	$5,221

Amounts per common share:
Basic	$0.38	$0.01	$1.55	$0.50
Diluted	$0.36	$0.01	$1.48	$0.48
Common shares used in the computation
Basic	10,629	10,501	10,599	10,500
Diluted	11,225	11,016	11,164	10,937
Other financial data:
EBITDA, as defined	$15,470	$10,627	$49,896	$38,556

Note A—The effective income tax rate for the first nine months of 2004 is less than the statutory Federal income tax rate due primarily to the non-recognition of net operating loss carry forwards.

Note B—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA could be useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to EBITDA, as defined:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income	$3,991	$88	$16,470	$5,221
Add back:
Income taxes	949	144	2,575	1,116
Interest expense	6,510	6,512	18,842	19,964
Depreciation and amortization	3,971	3,850	11,875	12,062
Miscellaneous	49	33	134	193

EBITDA, as defined	$15,470	$10,627	$49,896	$38,556

Note C— During August, 2004, the Company acquired substantially all of the assets of the Automotive Components Group (“Components”) of Amcast Industrial Corporation. The purchase price for the assets acquired was $10 million in cash, plus the assumption of certain operating liabilities.Components is a manufacturer of aluminum castings and is included in the Company’s Aluminum Products segment.

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	September 30	December 31
	2004	2003
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS
Current Assets
Cash and cash equivalents	$6,548	$3,718
Accounts receivable, net	151,167	100,938
Inventories	184,735	149,075
Other current assets	15,041	10,780

Total Current Assets	357,491	264,511
Property, Plant and Equipment	250,576	225,710
Less accumulated depreciation	140,353	129,559

Total Property Plant and Equipment	110,223	96,151
Other Assets
Goodwill	82,375	82,278
Net assets held for sale	1,305	2,321
Other	63,739	62,191

Total Other Assets	147,419	146,790

Total Assets	$615,133	$507,452

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$101,177	$66,158
Accrued expenses	73,656	46,623
Current portion of long-term liabilities	2,382	2,811

Total Current Liabilities	177,215	115,592
Long-Term Liabilities, less current portion
9.25% Senior Subordinated Notes due 2007	199,930	199,930
Revolving credit maturing on July 30, 2007	130,700	101,000
Other long-term debt	7,587	8,234
Other postretirement benefits and other long-term liabilities	25,500	26,671

Total Long-Term Liabilities	363,717	335,835
Shareholders’ Equity	74,201	56,025

Total Liabilities and
Shareholders' Equity	$615,133	$507,452

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
NET SALES
ILS	$112,158	$89,436	$343,272	$278,312
Aluminum Products	35,741	20,045	91,591	68,018
Manufactured Products	52,976	37,349	159,291	115,266

	$200,875	$146,830	$594,154	$461,596

INCOME BEFORE INCOME TAXES
ILS	$6,216	$5,847	$23,694	$17,932
Aluminum Products	2,235	1,901	6,566	8,701
Manufactured Products	5,183	563	13,704	4,309

	13,634	8,311	43,964	30,942
Corporate and Other Costs	(2,184)	(1,567)	(6,077)	(4,641)
Interest Expense	(6,510)	(6,512)	(18,842)	(19,964)

	$4,940	$232	$19,045	$6,337